Cathay General Bancorp Announces Fourth Quarter and Full Year 2014 Results

LOS ANGELES, Jan. 21, 2015 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $35.6 million, or $0.44 per share, for the fourth quarter and net income of $137.8 million for the year ended December 31, 2014.

FINANCIAL PERFORMANCE

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net income	$35.6 million	$31.9 million	$137.8 million	$123.1 million
Net income available to common stockholders	$35.6 million	$31.9 million	$137.8 million	$113.5 million
Basic earnings per common share	$0.45	$0.40	$1.73	$1.44
Diluted earnings per common share	$0.44	$0.40	$1.72	$1.43
Return on average assets	1.27%	1.19%	1.26%	1.17%
Return on average total stockholders' equity	8.86%	8.70%	8.95%	8.00%
Efficiency ratio	42.96%	44.65%	45.48%	50.35%

FULL YEAR HIGHLIGHTS

  Diluted earnings per share increased 10.0% to $0.44 per share for the fourth quarter of 2014 compared to $0.40 per share for the same quarter a year ago.
  Total loans increased $829.5 million, or 10.3%, excluding loans held for sale, during 2014, to $8.9 billion at December 31, 2014, compared to $8.1 billion at December 31, 2013.

"Despite new loan origination being good, our loan growth slowed during the fourth quarter due to unusual large payoffs and paydowns of existing loans. However, we expect the loan growth for the full year 2015 to be comparable or better than the 10.3% loan growth for all of 2014," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"We are also pleased that our core deposits increased $656 million, or 14.5%, for 2014 and we will continue to focus on growing our core deposits in 2015. We are looking forward to the completion of the merger, which was announced this morning, with Asia Bancshares, expected to be completed during second quarter of 2015, which will significantly increase our presence in New York City," concluded Dunson Cheng.

FOURTH QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended December 31, 2014, was $35.6 million, an increase of $3.7 million, or 11.5%, compared to net income of $31.9 million for the same quarter a year ago. Diluted earnings per share available to common stockholders for the quarter ended December 31, 2014, was $0.44 compared to $0.40 for the same quarter a year ago due primarily to an increase in net interest income and a higher negative provision for credit losses in 2014.

Return on average stockholders' equity was 8.86% and return on average assets was 1.27% for the quarter ended December 31, 2014, compared to a return on average stockholders' equity of 8.70% and a return on average assets of 1.19% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $5.8 million, or 7.1%, to $87.8 million during the fourth quarter of 2014 compared to $82.0 million during the same quarter a year ago. The increase was due primarily to the increase in loan interest income and the decrease in interest expense from securities sold under agreements to repurchase, offset by the decrease in interest income from available-for-sale securities.

The net interest margin, on a fully taxable-equivalent basis, was 3.36% for the fourth quarter of 2014, compared to 3.31% for the third quarter of 2014 and 3.30% for the fourth quarter of 2013. The increase in the net interest margin was due to the impact from increases in loans and decreases in securities sold under agreements to repurchase offset by decreases in investment securities.

For the fourth quarter of 2014, the yield on average interest-earning assets was 4.06%, the cost of funds on average interest-bearing liabilities was 0.93%, and the cost of interest bearing deposits was 0.66%. In comparison, for the fourth quarter of 2013, the yield on average interest-earning assets was 4.09%, the cost of funds on average interest-bearing liabilities was 1.03%, and the cost of interest bearing deposits was 0.65%. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased to 3.13% for the quarter ended December 31, 2014, from 3.06% for the same quarter a year ago.

Provision for credit losses

Provision for credit losses was a credit of $2.0 million for the fourth quarter of 2014 compared to zero for the fourth quarter of 2013. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at December 31, 2014. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(In thousands)
Charge-offs:
Commercial loans	$ 283	$ 11,045	$ 7,875	$ 15,625
Construction loans	4,934	-	6,747	-
Real estate loans (1)	4,286	626	7,613	3,499
Real estate- land loans	-	-	-	1,318
Total charge-offs	9,503	11,671	22,235	20,442
Recoveries:
Commercial loans	867	724	12,517	2,739
Construction loans	2,409	28	2,547	2,284
Real estate loans (1)	351	1,749	5,752	5,978
Real estate- land loans	98	896	109	2,997
Installment and other loans	-	-	13	11
Total recoveries	3,725	3,397	20,938	14,009
Net charge-offs	$ 5,778	$ 8,274	$ 1,297	$ 6,433

(1)	Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $8.0 million for the fourth quarter of 2014, a decrease of $372,000, or 4.5%, compared to $8.3 million for the fourth quarter of 2013. The decrease in non-interest income in the fourth quarter of 2014 was primarily due to a decrease of $284,000 in gains on sale of securities and a decrease of $177,000 in letters of credit commissions.

Non-interest expense

Non-interest expense increased $806,000, or 2.0%, to $41.1 million in the fourth quarter of 2014 compared to $40.3 million in the same quarter a year ago. The efficiency ratio was 42.96% in the fourth quarter of 2014 compared to 44.65% for the same quarter a year ago.

Marketing expenses increased $704,000 primarily due to donations and contributions. Other real estate ("OREO") expense increased $446,000 primarily due to higher gains on sales and transfers of loans to OREO in 2013. Offsetting the increases was a $663,000 decrease in salaries and employee benefits, a $437,000 decrease in operation expenses of affordable housing investments, and a $227,000 decrease in amortization of core deposit intangibles.

Income taxes

The effective tax rate for the fourth quarter of 2014 was 37.1% compared to 36.0% for the fourth quarter of 2013. The effective tax rate includes the impact of the utilization of low income housing tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $8.91 billion at December 31, 2014, an increase of $829.5 million, or 10.3%, from $8.08 billion at December 31, 2013, primarily due to increases of $463.4 million, or 11.5%, in commercial mortgage loans, $214.8 million, or 15.9%, in residential mortgage loans, $83.8 million, or 3.6%, in commercial loans, and $77.0 million, or 34.7%, in real estate construction loans. The changes in loan balances and composition from December 31, 2013, are presented below:

	December 31, 2014	December 31, 2013	% Change
	(Dollars in thousands)
Commercial loans	$ 2,382,493	$ 2,298,724	4
Residential mortgage loans	1,570,059	1,355,255	16
Commercial mortgage loans	4,486,443	4,023,051	12
Equity lines	172,879	171,277	1
Real estate construction loans	298,654	221,701	35
Installment & other loans	3,552	14,555	(76)

Gross loans	$ 8,914,080	$ 8,084,563	10

Allowance for loan losses	(161,420)	(173,889)	(7)
Unamortized deferred loan fees	(12,392)	(13,487)	(8)

Total loans, net	$ 8,740,268	$ 7,897,187	11
Loans held for sale	$ 973	$ -	100

Total deposits were $8.78 billion at December 31, 2014, an increase of $802.2 million, or 10.1%, from $7.98 billion at December 31, 2013, primarily due to a $251.8 million, or 19.6%, increase in money market deposits, a $231.3 million, or 24.8%, increase in time deposits under $100,000, a $223.1 million, or 15.4%, increase in non-interest bearing demand deposits, a $94.8 million, or 13.9%, increase in NOW deposits, and a $34.4 million, or 6.9%, increase in savings deposits. The changes in deposit balances and composition from December 31, 2013, are presented below:

	December 31, 2014	December 31, 2013	% Change
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 1,664,914	$ 1,441,858	15
NOW deposits	778,691	683,873	14
Money market deposits	1,538,187	1,286,338	20
Savings deposits	533,940	499,520	7
Time deposits under $100,000	1,162,547	931,204	25
Time deposits of $100,000 or more	3,105,181	3,138,512	(1)
Total deposits	$ 8,783,460	$ 7,981,305	10

ASSET QUALITY REVIEW

At December 31, 2014, total non-accrual loans, excluding loans held for sale, were $70.2 million, a decrease of $13.0 million, or 15.7%, from $83.2 million at December 31, 2013.

The allowance for loan losses was $161.4 million and the allowance for off-balance sheet unfunded credit commitments was $1.9 million at December 31, 2014, which represented the amount believed by management to be sufficient to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The allowance for loan losses was $161.4 million at December 31, 2014, compared to $173.9 million at December 31, 2013, a decrease of $12.5 million, or 7.2%. The allowance for loan losses represented 1.81% of period-end gross loans, excluding loans held for sale, and 230.1% of non-performing loans at December 31, 2014. The comparable ratios were 2.15% of period-end gross loans, excluding loans held for sale, and 206.6% of non-performing loans at December 31, 2013. The changes in non-performing assets and troubled debt restructurings at December 31, 2014, compared to December 31, 2013, and to September 30, 2014, are highlighted below:

(Dollars in thousands)	December 31, 2014	December 31, 2013	% Change	September 30, 2014	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ 982	(100)	$ 662	(100)
Non-accrual loans:
Construction- residential loans	500	3,313	(85)	-	100
Construction- non-residential loans	19,463	25,273	(23)	25,728	(24)
Land loans	5,856	6,502	(10)	5,996	(2)
Commercial real estate loans, excluding land loans	29,750	13,119	127	17,834	67
Commercial loans	6,983	21,232	(67)	8,851	(21)
Residential mortgage loans	7,611	13,744	(45)	6,849	11
Total non-accrual loans:	$ 70,163	$ 83,183	(16)	$ 65,258	8
Total non-performing loans	70,163	84,165	(17)	65,920	6
Other real estate owned	31,477	52,985	(41)	29,025	8
Total non-performing assets	$ 101,640	$ 137,150	(26)	$ 94,945	7
Accruing troubled debt restructurings (TDRs)	$ 104,356	$ 117,597	(11)	$ 123,089	(15)
Non-accrual loans held for sale	$ 973	$ -	100	$ -	100

Allowance for loan losses	$ 161,420	$ 173,889	(7)	$ 169,198	(5)
Allowance for off-balance sheet credit commitments	1,949	1,362	43	2,018	(3)
Allowance for credit losses	$ 163,369	$ 175,251	(7)	$ 171,216	(5)

Total gross loans outstanding, at period-end (1)	$ 8,914,080	$ 8,084,563	10	$ 8,858,254	1

Allowance for loan losses to non-performing loans, at period-end (2)	230.06%	206.60%		256.67%
Allowance for loan losses to gross loans, at period-end (1)	1.81%	2.15%		1.91%

(1)	Excludes loans held for sale at period-end.
(2)	Excludes non-accrual loans held for sale at period-end.

Troubled debt restructurings on accrual status totaled $104.4 million at December 31, 2014, compared to $117.6 million at December 31, 2013. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.9% at December 31, 2014, compared to 1.3% at December 31, 2013. Total non-performing assets decreased $35.6 million, or 25.9%, to $101.6 million at December 31, 2014, compared to $137.2 million at December 31, 2013, primarily due to a $13.0 million, or 15.7%, decrease in non-accrual loans and a $21.5 million, or 40.6%, decrease in OREO.

CAPITAL ADEQUACY REVIEW

At December 31, 2014, the Company's Tier 1 risk-based capital ratio of 14.97%, total risk-based capital ratio of 16.22%, and Tier 1 leverage capital ratio of 12.99%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2013, the Company's Tier 1 risk-based capital ratio was 15.04%, total risk-based capital ratio was 16.35%, and Tier 1 leverage capital ratio was 12.48%.

FULL YEAR REVIEW

Net income attributable to common stockholders for the year ended December 31, 2014, was $137.8 million, an increase of $24.3 million, or 21.5%, compared to net income attributable to common stockholders of $113.5 million for the year ended December 31, 2013, due primarily to increases in net interest income, the elimination of dividends on preferred stock, a higher negative provision for credit losses, decreases in costs associated with debt redemption, decreases in amortization of core deposit premiums, decreases in professional services expense, and decreases in OREO expense. These were partially offset by decreases in gains on sale of securities, increases in salaries and incentive compensation expense, increases in litigation expenses, and increases in FDIC and state assessments. Diluted earnings per share attributable to common stockholders for the year ended December 31, 2014, was $1.72 compared to $1.43 for the year ended December 31, 2013. The net interest margin for the year ended December 31, 2014, increased to 3.35% from 3.33% for the year ended December 31, 2013.

Return on average stockholders' equity was 8.95% and return on average assets was 1.26% for the year ended December 31, 2014, compared to a return on average stockholders' equity of 8.00% and a return on average assets of 1.17% for the year ended December 31, 2013. The efficiency ratio for the year ended December 31, 2014, was 45.48% compared to 50.35% for the year ended December 31, 2013.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its fourth quarter 2014 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-877-415-3180 and enter Participant Passcode 63032778. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 33 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Nevada, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; and the soundness of other financial institutions.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations, (626) 279-3286.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended December 31,			Year ended December 31,
(Dollars in thousands, except per share data)	2014	2013	% Change	2014	2013	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 87,751	$ 81,962	7	$ 342,781	$ 324,696	6
Provision/(reversal) for credit losses	(2,000)	-	(100)	(10,800)	(3,000)	260
Net interest income after provision for credit losses	89,751	81,962	10	353,581	327,696	8
Non-interest income	7,973	8,345	(4)	40,527	60,307	(33)
Non-interest expense	41,125	40,319	2	174,313	193,833	(10)
Income before income tax expense	56,599	49,988	13	219,795	194,170	13
Income tax expense	21,021	17,946	17	81,965	70,435	16
Net income	35,578	32,042	11	137,830	123,735	11
Net income attributable to noncontrolling interest	-	140	(100)	-	592	(100)
Net income attributable to Cathay General Bancorp	$ 35,578	$ 31,902	12	$ 137,830	$ 123,143	12
Dividends on preferred stock and noncash charge from repayment	-	-	-	-	(9,685)	(100)
Net income attributable to common stockholders	$ 35,578	$ 31,902	12	$ 137,830	$ 113,458	21

Net income attributable to common stockholders per common share:
Basic	$ 0.45	$ 0.40	13	$ 1.73	$ 1.44	20
Diluted	$ 0.44	$ 0.40	10	$ 1.72	$ 1.43	20

Cash dividends paid per common share	$ 0.10	$ 0.05	100	$ 0.29	$ 0.08	263

SELECTED RATIOS
Return on average assets	1.27%	1.19%	7	1.26%	1.17%	8
Return on average total stockholders' equity	8.86%	8.70%	2	8.95%	8.00%	12
Efficiency ratio	42.96%	44.65%	(4)	45.48%	50.35%	(10)
Dividend payout ratio	22.40%	12.46%	80	16.76%	5.15%	225

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.06%	4.09%	(1)	4.10%	4.17%	(2)
Total interest-bearing liabilities	0.93%	1.03%	(10)	0.97%	1.09%	(11)
Net interest spread	3.13%	3.06%	2	3.13%	3.08%	2
Net interest margin	3.36%	3.30%	2	3.35%	3.33%	1

CAPITAL RATIOS	December 31, 2014	December 31, 2013	September 30, 2014	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	14.97%	15.04%	14.72%	6.0%	4.0%
Total risk-based capital ratio	16.22%	16.35%	16.00%	10.0%	8.0%
Tier 1 leverage capital ratio	12.99%	12.48%	12.66%	5.0%	4.0%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	December 31, 2014	December 31, 2013	% change

Assets
Cash and due from banks	$ 176,830	$ 153,747	15
Short-term investments and interest bearing deposits	489,614	516,938	(5)
Securities available-for-sale (amortized cost of $1,324,408 in 2014 and
$1,637,965 in 2013)	1,318,935	1,586,668	(17)
Trading securities	-	4,936	(100)
Loans held for sale	973	-	100
Loans	8,914,080	8,084,563	10
Less: Allowance for loan losses	(161,420)	(173,889)	(7)
Unamortized deferred loan fees, net	(12,392)	(13,487)	(8)
Loans, net	8,740,268	7,897,187	11
Federal Home Loan Bank stock	30,785	25,000	23
Other real estate owned, net	31,477	52,985	(41)
Affordable housing investments, net	99,579	84,108	18
Premises and equipment, net	99,682	102,045	(2)
Customers' liability on acceptances	35,656	32,194	11
Accrued interest receivable	25,364	24,274	4
Goodwill	316,340	316,340	-
Other intangible assets, net	3,237	2,230	45
Other assets	143,106	190,634	(25)

Total assets	$ 11,511,846	$ 10,989,286	5

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 1,664,914	$ 1,441,858	15
Interest-bearing deposits:
NOW deposits	778,691	683,873	14
Money market deposits	1,538,187	1,286,338	20
Savings deposits	533,940	499,520	7
Time deposits under $100,000	1,162,547	931,204	25
Time deposits of $100,000 or more	3,105,181	3,138,512	(1)
Total deposits	8,783,460	7,981,305	10

Securities sold under agreements to repurchase	450,000	800,000	(44)
Advances from the Federal Home Loan Bank	425,000	521,200	(18)
Other borrowings for affordable housing investments	19,934	19,062	5
Long-term debt	119,136	121,136	(2)
Acceptances outstanding	35,656	32,194	11
Other liabilities	75,772	55,418	37
Total liabilities	9,908,958	9,530,315	4
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized,
84,022,118 issued and 79,814,553 outstanding at December 31, 2014, and
83,797,434 issued and 79,589,869 outstanding at December 31, 2013	840	838	0
Additional paid-in-capital	789,519	784,489	1
Accumulated other comprehensive loss, net	(5,569)	(29,729)	(81)
Retained earnings	943,834	829,109	14
Treasury stock, at cost (4,207,565 shares at December 31, 2014,
and at December 31, 2013)	(125,736)	(125,736)	-

Total equity	1,602,888	1,458,971	10
Total liabilities and equity	$ 11,511,846	$ 10,989,286	5

Book value per common share	$20.00	$18.24	10
Number of common shares outstanding	79,814,553	79,589,869	0

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 100,103	$ 92,402	$ 390,440	$ 359,959
Investment securities- taxable	4,848	8,426	24,237	43,412
Investment securities- nontaxable	-	-	-	995
Federal Home Loan Bank stock	595	439	1,974	1,480
Deposits with banks	497	354	1,996	1,150

Total interest and dividend income	106,043	101,621	418,647	406,996

INTEREST EXPENSE
Time deposits of $100,000 or more	6,946	6,745	27,465	27,211
Other deposits	4,842	3,934	18,304	13,178
Securities sold under agreements to repurchase	4,954	7,914	24,685	37,692
Advances from Federal Home Loan Bank	94	153	943	528
Long-term debt	1,455	913	4,467	3,691
Short-term borrowings	1	-	2	-

Total interest expense	18,292	19,659	75,866	82,300

Net interest income before reversal for credit losses	87,751	81,962	342,781	324,696
Provision/(reversal) for credit losses	(2,000)	-	(10,800)	(3,000)

Net interest income after provision for credit losses	89,751	81,962	353,581	327,696

NON-INTEREST INCOME
Securities gains/(losses), net	(79)	205	6,748	27,362
Letters of credit commissions	1,496	1,673	6,043	6,281
Depository service fees	1,289	1,371	5,288	5,701
Other operating income	5,267	5,096	22,448	20,963

Total non-interest income	7,973	8,345	40,527	60,307

NON-INTEREST EXPENSE
Salaries and employee benefits	20,421	21,084	89,893	88,276
Occupancy expense	4,043	3,880	15,735	14,846
Computer and equipment expense	2,486	2,280	9,793	9,768
Professional services expense	6,224	6,090	22,634	24,574
FDIC and State assessments	2,104	1,920	8,796	7,351
Marketing expense	1,404	700	4,126	3,403
Other real estate owned income	(675)	(1,121)	(1,304)	(235)
Operations of affordable housing investments	1,864	2,301	6,990	7,253
Amortization of core deposit intangibles	209	436	719	4,533
Cost associated with debt redemption	-	2	3,348	22,557
Other operating expense	3,045	2,747	13,583	11,507

Total non-interest expense	41,125	40,319	174,313	193,833

Income before income tax expense	56,599	49,988	219,795	194,170
Income tax expense	21,021	17,946	81,965	70,435
Net income	35,578	32,042	137,830	123,735
Less: net income attributable to noncontrolling interest	-	140	-	592
Net income attributable to Cathay General Bancorp	35,578	31,902	137,830	123,143

Dividends on preferred stock and noncash charge from repayment	-	-	-	(9,685)
Net income attributable to common stockholders	$ 35,578	$ 31,902	$ 137,830	$ 113,458

Net income attributable to common stockholders per common share:
Basic	$ 0.45	$ 0.40	$ 1.73	$ 1.44
Diluted	$ 0.44	$ 0.40	$ 1.72	$ 1.43

Cash dividends paid per common share	$ 0.10	$ 0.05	$ 0.29	$ 0.08
Basic average common shares outstanding	79,727,948	79,256,279	79,661,571	78,954,898
Diluted average common shares outstanding	80,163,504	79,713,155	80,106,895	79,137,983

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended,
(In thousands)	December 31, 2014		December 31, 2013		September 30, 2014

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans (1)	$ 8,846,861	4.49%	$ 7,945,343	4.61%	$ 8,705,723	4.56%
Taxable investment securities	1,292,589	1.49%	1,683,358	1.99%	1,288,207	1.57%
FHLB stock	32,747	7.21%	26,801	6.50%	32,057	6.29%
Deposits with banks	199,519	0.99%	190,092	0.74%	363,722	0.62%

Total interest-earning assets	$ 10,371,716	4.06%	$ 9,845,594	4.09%	$ 10,389,709	4.06%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 763,021	0.17%	$ 667,005	0.16%	$ 736,690	0.18%
Money market deposits	1,517,485	0.59%	1,323,759	0.61%	1,527,888	0.63%
Savings deposits	548,258	0.18%	504,411	0.08%	557,578	0.17%
Time deposits	4,252,265	0.84%	4,047,956	0.81%	4,345,065	0.83%
Total interest-bearing deposits	$ 7,081,029	0.66%	$ 6,543,131	0.65%	$ 7,167,221	0.67%
Securities sold under agreements to repurchase	508,696	3.86%	800,000	3.92%	603,804	3.85%
Other borrowed funds	85,806	0.44%	87,746	0.69%	102,267	0.60%
Long-term debt	119,136	4.85%	164,614	2.20%	119,136	4.85%
Total interest-bearing liabilities	7,794,667	0.93%	7,595,491	1.03%	7,992,428	0.97%

Non-interest-bearing demand deposits	1,646,084		1,448,044		1,549,463

Total deposits and other borrowed funds	$ 9,440,751		$ 9,043,535		$ 9,541,891

Total average assets	$ 11,136,124		$ 10,612,221		$ 11,179,433
Total average equity	$ 1,593,361		$ 1,463,034		$ 1,559,413

	Year ended,
(In thousands)	December 31, 2014		December 31, 2013

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans (1)	$ 8,532,248	4.58%	$ 7,630,530	4.72%
Taxable investment securities	1,417,007	1.71%	1,903,541	2.28%
Tax-exempt investment securities (2)	-	-	29,076	5.27%
FHLB stock	29,487	6.69%	33,446	4.43%
Deposits with banks	242,037	0.82%	184,654	0.62%

Total interest-earning assets	$ 10,220,779	4.10%	$ 9,781,247	4.17%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 721,435	0.17%	$ 634,506	0.16%
Money market deposits	1,407,053	0.61%	1,215,347	0.58%
Savings deposits	532,184	0.15%	488,932	0.08%
Time deposits	4,257,736	0.82%	3,993,508	0.80%
Total interest-bearing deposits	$ 6,918,408	0.66%	$ 6,332,293	0.64%
Securities sold under agreements to repurchase	629,315	3.92%	972,329	3.88%
Other borrowed funds	146,120	0.65%	72,687	0.73%
Long-term debt	119,785	3.73%	169,492	2.18%
Total interest-bearing liabilities	7,813,628	0.97%	7,546,801	1.09%

Non-interest-bearing demand deposits	1,535,461		1,325,781

Total deposits and other borrowed funds	$ 9,349,089		$ 8,872,582

Total average assets	$ 10,974,890		$ 10,506,842
Total average equity	$ 1,540,564		$ 1,548,179

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)

The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

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CONTACT: Heng W. Chen, (626) 279-3652